EXHIBIT 1

[Name]

[Address]

[Address]

March 27, 2009

Dear [                      ]:

I wish to sincerely thank you for granting me your proxy last year when Primoris and Rhapsody completed their merger.  That proxy, regarding your shares of stock in Primoris Services Corporation, has been in place since July 31, 2008.  As we approach both the end of our one-year lock-up period and the issuance of additional shares earned because we met our 2008 financial goal, I want to provide you the most flexibility for your shares.  In order to do so, I am releasing your proxy effective March 23, 2009.  I will no longer be able to vote or otherwise act with respect to your shares.  Please note, however, that you are still bound by the lock-up agreement which prevents any transactions prior to July 31, 2009.

We will send you more information on available alternatives as we approach the July 31, 2009 date.  In the meantime if you have any questions or concerns about the process, please call our new CFO, Pete Moerbeek.

Sincerely,

Brian L. Pratt